Exhibit 10.1
Twitter, Inc.
1355 Market St.
San Francisco, CA 94103
March 31, 2021
Elliott Investment Management L.P.
Elliott Associates, L.P.
Elliott International, L.P.
777 S. Flagler Drive, Suite 1000
West Palm Beach, FL 33401
Attention: Jesse A. Cohn
Marc Steinberg
Ladies and Gentlemen:
This letter (this “Agreement”) constitutes the agreement among (a) Twitter, Inc. (the “Company”), (b) Elliott Investment Management L.P., a Delaware limited partnership, Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (each, an “Elliott Party” and collectively, the “Elliott Parties”) and (c) Jesse A. Cohn (the “Elliott Designee”), solely for purposes of paragraphs 2, 15 and 16 below. The Elliott Parties and each Affiliate (as defined below) of each Elliott Party are collectively referred to as the “Elliott Group.” The Company, the Elliott Parties and Mr. Cohn are collectively referred to as the “Parties.” This Agreement amends and restates in full the letter agreement between the Parties dated March 9, 2020.
1.    Director Nomination. The Company and its Board of Directors (the “Board”) will nominate the Elliott Designee for re-election as a Class II director at the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”), and the Board will recommend that the Company’s stockholders vote, and will solicit proxies, in favor of the election of, and otherwise support such person for election, at the 2021 Annual Meeting in a manner consistent with the Company’s past practice.
2.    Resignation of the Elliott Designee. The Company acknowledges that the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) is in the process of identifying a new independent director (the “New Director”) for appointment to the Board consistent with the Company’s Corporate Governance Guidelines and stated interest in continuing to enhance the diversity of the Board. The Nominating Committee shall consult with the Elliott Designee on the identification of the New Director and shall consider candidates suggested by the Elliott Designee. The Elliott Parties shall cause the Elliott Designee to resign, and the Elliott Designee shall resign, effective immediately upon the appointment of the New Director to the Board following the date hereof, including but not limited to the appointment of the New Director to fill the vacancy created by the Elliott Designee’s resignation (the “Resignation Time”). Concurrently with the execution of this Agreement, the Elliott Designee shall deliver to the Company an irrevocable resignation letter in the form agreed upon by the Parties, resigning as a director effective as of the Resignation Time.
3.    Company Policies. The Parties acknowledge that the Elliott Designee is currently governed by, and upon re-election will be governed by, the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, expense reimbursement, director resignation, and other governance guidelines and policies of the Company as are applicable to the independent directors of the Company generally, as they may be modified from time to time (collectively, the

“Company Policies”), and currently has, and upon re-election will have, the same rights and benefits with respect to insurance, indemnification, compensation and reimbursement as are applicable to the independent directors of the Company generally, as they may be modified from time to time. The Company hereby agrees that the Elliott Designee may provide confidential information of the Company to members of the Elliott Group for the purpose of assisting the Elliott Designee in his role as a director of the Company and related compliance matters for the Company and the Elliott Group, subject to, and solely in accordance with the terms of, the confidentiality agreement currently in effect among the Elliott Parties and the Company restricting the disclosure and use by the members of the Elliott Group and other Restricted Persons of such confidential information (the “Confidentiality Agreement”). Concurrently with the execution of this Agreement, the Company is entering into a letter agreement with Elliott Investment Management L.P. with respect to potential meetings with the Company and the potential sharing of confidential information, and various confidentiality and other obligations relating thereto (the “Information Sharing Agreement”).
4.    Director Agreements, Arrangements and Understandings. Each Elliott Party agrees that neither it nor any other member of the Elliott Group or any other Restricted Person will (a) pay any compensation to the Elliott Designee for such person’s service on the Board or any committee thereof; or (b) have any agreement, arrangement or understanding, written or oral, with the Elliott Designee regarding such person’s service on the Board or any committee thereof (including pursuant to which the Elliot Designee will be compensated for his service as a director on, or nominee for election to, the Board or any committee thereof). The Company acknowledges that no Company Policy will be violated by the Elliott Designee receiving indemnification and/or reimbursement of expenses from the Elliott Parties or their respective Affiliates if the Elliott Designee neither accepts nor receives compensation from the Elliott Parties or their respective Affiliates for the Elliott Designee’s service as a director of the Company.
5.    Voting Commitment. At each annual or special meeting of the Company’s stockholders or action by written consent during the Cooperation Period (as defined below), the Elliott Parties will, and will cause the other members of the Elliott Group to, cause all Voting Securities that such Person has the right to vote as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof, and to consent in connection with any action by written consent in lieu of a meeting, (a) in favor of the election of each person nominated by the Board for election as a director; (b) against the election as director of any person that is not approved and recommended by the Board for election at any such meeting or through any such written consent, (c) against any proposals or resolutions to remove any member of the Board and (d) in accordance with the recommendation of the Board on all other proposals or business that may be the subject of stockholder action at such meeting or action by written consent. Notwithstanding the foregoing, the members of the Elliott Group will be permitted to vote in their sole discretion on any proposals related to any Extraordinary Transaction (as defined below).

6.    Cooperation Period. During the period beginning on the date of this Agreement and ending on the effective date of the Elliott Designee’s resignation from the Board (such period, the “Cooperation Period”), the Elliott Parties will not, and will cause the other members of the Elliott Group and each of their respective principals, directors, general partners, officers, employees and agents and representatives acting on their behalf (collectively, the “Restricted Persons”), not to, directly or indirectly, without the prior written consent of the Board:
(a)    acquire, or offer, seek or agree to acquire, by purchase or otherwise (including by joining a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act (as defined below)), or direct any third party in the acquisition of beneficial ownership of any securities of the Company or assets of the Company, or rights or options to acquire any securities of the Company or assets of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to securities of the Company, in each case if such acquisition, offer, agreement or transaction would result in the Elliott Group having aggregate beneficial ownership in excess of 4.9 percent of any class of Voting Securities outstanding at such time, or aggregate economic exposure to more than 7.5 percent of the Voting Securities outstanding at such time;
(b)    (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in this Agreement; (ii) make or be the proponent of any stockholder proposal to the Company; (iii) seek, alone or in concert with others (including through any “withhold,” “vote no” or similar campaign), the removal of any member of the Board; or (iv) conduct a referendum of stockholders;
(c)    make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the DGCL or other statutory or regulatory provisions providing for stockholder access to books and records;
(d)    engage in any “solicitation” (as such term is used in the proxy rules of the SEC excluding for the avoidance of doubt carve-outs relating to solicitations of ten or fewer stockholders) of proxies or consents, or intentionally and deliberately advise, encourage or influence any person with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities, with respect to any election, matter or proposal, or become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents;
(e)    submit (publicly or otherwise) a proposal for, or offer of (with or without conditions), or participate in any way in, either alone or in concert with others, any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, consolidation, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company, any of its subsidiaries or any of their respective securities or assets (each, an “Extraordinary Transaction”) (it being understood that the foregoing will not restrict a Restricted Person from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company);

(f)    make any public proposal with respect to (i) any change in structure of the Board (including the classified structure of the Board), the number of directors or the filling of any vacancies on the Board; (ii) any change in the capitalization, capital allocation policy, securities repurchase policy or dividend policy of the Company; (iii) any other change in the Company’s management, business or corporate structure, (iv) any waiver, amendment or modification to the Company’s certificate of incorporation or bylaws; (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(g)    knowingly encourage or intentionally and deliberately advise or influence any person, or intentionally and deliberately assist any person in so encouraging, advising or influencing any person, with respect to the giving or withholding of any proxy, consent or other authority to vote or act (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter, if applicable), or otherwise form, join, knowingly encourage or participate in any “group” as defined in Section 13(d)(3) of the Exchange Act with respect to any securities of the Company (other than a “group” solely including other Restricted Persons with respect to any securities of the Company now or hereafter owned by them);
(h)    enter into a voting trust, arrangement or agreement, or subject any securities of the Company to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), other than granting proxies in solicitations approved by the Board;
(i)    engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company and would, in the aggregate or individually, result in the Elliott Group ceasing to have a “net long position” in the Company;
(j)    sell, offer or agree to sell all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying common stock of the Company held by a Restricted Person to any third party;
(k)    make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to, or otherwise comment publicly about, the Board or the Company’s management, strategy, operations, financial results or any transactions involving the Company or any of its subsidiaries, except for such statements made with the Company’s prior written consent that are supportive of the Company’s management and Board, or that are otherwise consistent with the provisions of this Agreement (it being understood that the Restricted Persons shall be free to comment on the merits of any publicly proposed Extraordinary Transaction that is an acquisition by the Company of another Person, or the issuance by the Company of its equity securities, where the aggregate consideration payable by the Company or the proceeds to the Company of such issuance, exceeds $4 billion, in each case that is proposed by a person other than the Elliott Group and that was not encouraged, facilitated or solicited by any Restricted Person);

(l)    institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company, its Affiliates or any of their respective current or former directors or officers (including derivative actions), except that the foregoing will not prevent any Restricted Person from (i) bringing litigation to enforce the provisions of this Agreement instituted in accordance with and subject to paragraph 20; (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person; (iii) bringing bona fide commercial disputes that do not in any manner relate to the subject matter of this Agreement or the topics covered in the correspondence between the Company and the Restricted Persons prior to the date hereof; (iv) exercising statutory appraisal rights; or (v) responding to or complying with a validly issued legal process;
(m)    enter into any negotiations, agreements (whether written or oral), arrangements or understandings with, or finance or intentionally and deliberately advise, assist or encourage, any third party to take any action that the Restricted Persons are prohibited from taking pursuant to this Agreement;
(n)    make any request or submit any proposal to amend or waive the terms of this Agreement (including this clause), either publicly or in a manner that reasonably be expected to result in a public announcement or disclosure of such request or proposal; or
(o)    take any action that could reasonably be expected to cause or require the Company to make a public disclosure with respect to any of the foregoing.
Notwithstanding the foregoing, the restrictions in this paragraph 6 will terminate automatically upon the earliest of (i) upon five Business Days’ prior written notice by the Elliott Parties following a material breach of this Agreement by the Company (including a failure to nominate the Elliott Designee accordance with paragraph 1) if such breach has not been cured within such notice period, but only if the Elliott Parties are not in material breach of this Agreement at the time such notice is given or at any time prior to the end of the notice period, (ii) following such time as neither the Elliott Designee nor any other Restricted Person is a member of the Board, the announcement by the Company of its entry into a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Company common stock and which Extraordinary Transaction was not encouraged, facilitated or solicited by any Restricted Person, and (iii) following such time as neither Mr. Cohn nor any other Restricted Person is a member of the Board, the commencement of any tender or exchange offer (by a person other than any member of the Elliott Group and which offer was not encouraged, facilitated or solicited by any Restricted Person) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Company common stock, where the Company files a Schedule 14D-9 (or any amendment thereto), other than a “stop, look and listen” communication by the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, that does not recommend that the Company’s stockholders reject such tender or exchange offer. Notwithstanding anything to the contrary in this Agreement, nothing in this paragraph 6, paragraph 9 or elsewhere in this Agreement will prohibit or restrict the Elliott Designee in his personal capacity as a director from exercising his rights and fiduciary duties as a director of the Company or restrict his discussions solely among other members of the Board and/or management, advisors, representatives or agents of the Company; provided that any such discussions are limited to communications in his personal capacity as a director.

7.    Permitted Actions. Nothing in this Agreement will prohibit or restrict any member of the Elliott Group from, but subject to paragraph 9: (a) communicating privately with the Board or the Company’s Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, General Counsel, Head of Investor Relations and financial or legal advisors that have been identified by one of the foregoing to the Elliott Parties as appropriate contacts and, to the extent that the specific meeting or communication is approved in writing in advance and coordinated by the Company’s General Counsel, other personnel of the Company, so long as such communications would not reasonably be expected to require any public disclosure of such communications or the content thereof; (b) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over such member of the Elliott Group (so long as such requirement did not arise as a result of a breach by a Restricted Person of this Agreement); (c) privately communicating to any of their investors non-confidential information regarding the Company, but only if such communications are subject to reasonable confidentiality obligations and are not otherwise reasonably expected to be publicly disclosed; (d) making any public or private statement or announcement with respect to any Extraordinary Transaction that is an acquisition by the Company of another Person, or the issuance by the Company of its equity securities, where the aggregate consideration payable by the Company or the proceeds to the Company of such issuance, exceeds $4 billion; (e) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable; or (f) negotiating, evaluating and/or trading, directly or indirectly, in any index, exchange traded fund, benchmark or other basket of securities which may contain or otherwise reflect the performance of, any securities of the Company.

8.    Non-Disparagement. Subject to applicable law and except for any statement made in connection with any action to enforce this Agreement, each of the Parties agrees that, during the Cooperation Period, the Company, each Elliott Party and the Elliott Designee shall refrain from making, and shall cause its respective Affiliates and its and their respective principals, managing directors, directors, members, general partners, officers and employees not to make or cause to be made, any statement or announcement (including any statement or announcement that can reasonably be expected to become public) that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of any such statements or announcements by any of the Elliott Parties, the Elliott Designee or their related parties: the Company and its Affiliates or any of their current or former officers, directors or employees; and (b) in the case of any such statements or announcements by the Company or its related parties: the Elliott Parties and their current or former principals, directors, members, general partners, officers or employees. The foregoing shall not restrict the ability of any person to comply with applicable law, any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party.
9.    Impartiality; No Influence. During the Cooperation Period, none of the Elliott Parties, any other member of the Elliott Group or any other Restricted Person will comment on or influence, or attempt to influence, directly or indirectly, any Company policies or rules, or policy or rule enforcement decisions with respect to the independence and impartiality of decisions related to content moderation on the Twitter platform or access to Twitter user data.

10.        Compliance with this Agreement. The Elliott Parties will cause the members of the Elliott Group and the other Restricted Persons (including the Elliott Designee) to comply with the terms of this Agreement applicable to such Persons, and will be responsible for any breach of, or failure to satisfy, such terms of this Agreement applicable to any such Person (notwithstanding that such Person is not a party to this Agreement).
11.    Definitions. As used in this Agreement, the term (a) “Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (b) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person after the date of this Agreement; provided, that none of the Company or its Affiliates, on the one hand, and the Elliott Parties and their Affiliates, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a Person shall not include any entity, solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of its board of directors or similar governing body, unless such Person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to the Elliott Parties “Affiliates” shall not include any portfolio operating company of any of the Elliott Parties or their Affiliates; (c) “beneficially own,” “beneficially owned” and “beneficial ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; (d) “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of San Francisco is closed; (e) “Net Long Shares” will be limited to the number of shares of Company’s common stock that are beneficially owned by any Person that constitute such Person’s net long position as defined in Rule 14e-4 promulgated under the Exchange Act (except that for purposes of such definition, the date that the tender offer is first announced will instead be the date for determining or documenting such Person’s Net Long Shares and the reference to the highest tender price will refer to the market price on such date); (f)  “SEC” means the Securities and Exchange Commission and (g) “Voting Securities” means the shares of Company’s common stock and any other securities of Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that for purposes of paragraph 5 and the calculation of “economic exposure” in paragraph 6(a) (but not the determination of the number of Voting Securities outstanding for purposes of in paragraph 6(a)), “Voting Securities” will not include any securities contained in any index, exchange traded fund, benchmark or other basket of securities which may contain or otherwise reflect the performance of, any securities of the Company.
12.    Interpretations. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. The measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

13.    Representations of the Elliott Parties. Each Elliott Party and the Elliott Designee, severally and not jointly, represents that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such member; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such member, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which such member or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; and (d) as of the date of this Agreement, it has not, directly or indirectly, compensated or agreed to compensate the Elliott Designee for his service as a director of the Company.
14.    Representations of the Company. The Company represents that this Agreement (a) has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) does not require the approval of the stockholders of the Company; and (c) does not and will not violate any law, any order of any court or other agency of government, the Company’s certificate of incorporation or bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever.

15.    Elliott Parties Release.  For and in consideration of the agreements, covenants, and representations herein, except for the obligations to be performed by the Company pursuant to this Agreement, the Elliott Parties and the Elliott Designee hereby fully, finally, and forever release the Company, and its directors, officers, employees, agents, attorneys, insurers, and other representatives from any and all claims, causes of action, liabilities, demands of every kind and nature, damages, costs, and expenses of whatever kind or nature, whether at law or in equity, known or unknown, arising from, or in connection with, the 2021 Annual Meeting or the selection, nomination, or election of directors of the Company in connection with the 2021 Annual Meeting.
This release is intended to extinguish all such claims to the fullest extent permitted by law, including the provisions, rights, and benefits of any state, federal, or foreign law or principle of common law which may have the effect of limiting the release set forth above, including a waiver by the releasing parties of any rights pursuant to section 1542 of the California Civil Code (or any similar, comparable, or equivalent provision of any federal, state, or foreign law, or principle of common law), which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS, WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
The Elliott Parties and the Elliott Designee acknowledge that the foregoing waiver was separately bargained for, is an integral element of this Agreement, and was relied upon by the Company in executing this Agreement.
16.    Company Release. For and in consideration of the agreements, covenants, and representations herein, except for the obligations to be performed by the Elliott Parties and the Elliott Designee pursuant to this Agreement, the Company hereby fully, finally, and forever releases the Elliott Parties and the Elliott Designee, and their principals, partners, directors, officers, employees, agents, attorneys, insurers, and other representatives (as applicable) from any and all claims, causes of action, liabilities, demands of every kind and nature, damages, costs, and expenses of whatever kind or nature, whether at law or in equity, known or unknown, arising from, or in connection with, the 2021 Annual Meeting or the selection, nomination, or election of directors of the Company in connection with the 2021 Annual Meeting.
This release is intended to extinguish all such claims to the fullest extent permitted by law, including the provisions, rights, and benefits of any state, federal, or foreign law or principle of common law which may have the effect of limiting the release set forth above, including a waiver by the releasing parties of any rights pursuant to section 1542 of the California Civil Code (or any similar, comparable, or equivalent provision of any federal, state, or foreign law, or principle of common law), which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS, WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
The Company acknowledges that the foregoing waiver was separately bargained for, is an integral element of this Agreement, and was relied upon by the Elliot Parties and the Elliott Designee in executing this Agreement.

17.    Specific Performance. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement, (a) the Party seeking specific performance will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (c) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.
18.     Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement (together with such the Confidentiality Agreement and the Information Sharing Agreement referenced herein) constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and will inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.
19.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement will otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
20.    Governing Law; Forum. This Agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware. Each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof will have exclusive personal jurisdiction); (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 23 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.

21.    Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
22.    Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.
23.    Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand or by fax; or (d) on the date sent by email (except that notice given by email will not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this paragraph 23 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this paragraph 23 (excluding “out of office” or other automated replies)). The addresses for such communications are as follows. At any time, any Party may, by notice given to the other Parties in accordance with this paragraph 23, provide updated information for notices pursuant to this Agreement.
If to the Company:
Twitter, Inc.
1355 Market St.
San Francisco, CA 94103
Attn: General Counsel
Email: [Redacted]

with a copy (which will not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attn: Katharine A. Martin
Bradley L. Finkelstein
Amy L. Simmerman
Brad D. Sorrels
Fax: (650) 493-6811
Email: [Redacted]
[Redacted]
[Redacted]
[Redacted]

If to the Elliott Parties or Jesse A. Cohn:
Elliott Investment Management L.P.
Elliott Associates, L.P.
Elliott International, L.P.
777 S. Flagler Drive, Suite 1000
West Palm Beach, FL 33401
Attention: Jesse Cohn
Marc Steinberg
Email: [Redacted]
[Redacted]

with a copy (which will not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attn: Steve Wolosky
Kenneth Mantel
Fax: (212) 451-2222
Email: [Redacted]
[Redacted]
25.    Representation by Counsel. Each of the Parties acknowledges that he or it has had an opportunity to be represented by counsel of his or its choice throughout all negotiations that have preceded the execution of this Agreement, and that he or it has executed this Agreement with the advice of such counsel. Each Party and such Party’s counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of his or its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.
26.    Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually-identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
27.    Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

ELLIOTT PARTIES:

Elliott Investment Management L.P.
By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

Elliott Associates, L.P.

By:	Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

Elliott International, L.P.

By:	Hambledon, Inc., its General Partner

By:	Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

[Signature Page to Cooperation Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

Solely for purposes of paragraphs 2, 15 and 16 hereof:

JESSE A. COHN

/s/ Jesse A. Cohn
Jesse A. Cohn

[Signature Page to Cooperation Agreement]

THE COMPANY:

Twitter, Inc.

By:	/s/ Ned Segal
Name:	Ned Segal
Title:	CFO

[Signature Page to Cooperation Agreement]